Exhibit 99.1

CardioDynamics Announces PREDICT Study Results from 21 Leading Heart Failure Centers; ICG -- Powerful Predictor of Heart Failure Outcomes

    SAN DIEGO--(BUSINESS WIRE)--Sept. 13, 2004--CardioDynamics (Nasdaq:CDIC), the innovator and leader of Impedance Cardiography
(ICG) technology and manufacturer of BioZ(R) noninvasive cardiac monitoring systems, today announced the results of the Company's PREDICT (Prospective Evaluation and Identification of Decompensation by ICG Test) study, demonstrating a significant relationship between BioZ ICG parameters and the occurrence of a major heart failure outcome (emergency department visit, hospitalization, or death). The PREDICT study results were presented in the symposium, "Hemodynamic Factors in Heart Failure: Diagnostic, Prognostic, and Therapeutic Role of Impedance Cardiography during the 8th Annual Heart Failure Society of America Meeting in Toronto, Canada."
    The PREDICT study included investigators from 21 leading U.S. heart failure centers. Researchers followed 212 heart failure patients in outpatient clinics over a total of 2,316 visits. Each patient's BioZ ICG measurements were taken in addition to standard baseline variables that included their age, sex, cause of their heart failure, ejection fraction, medications, and standard clinical variables that included patient self- assessment, vital signs, weight, and heart failure functional classification (referred to as "New York Heart Association (NYHA) class"). ICG parameters were considered jointly as a single "ICG score" to assess low, average, or high risk for a major heart failure event within the following two weeks. Importantly, patient visits with a high-risk ICG score were 8.4 times more likely to die or experience a heart failure-related hospitalization or emergency room visit than those with a low-risk ICG score. In addition, a high-risk ICG score was able to predict a major heart failure event four times more often than the most powerful single clinical variable (NYHA class IV). Even when the standard baseline and clinical variables were considered first, the ICG score had the strongest association with the subsequent occurrence of a heart failure event.
    Milton Packer, M.D., Director, Center for Biostatistics and Clinical Science at the University of Texas Southwestern Medical Center at Dallas, was the Principal Investigator of the PREDICT study. Dr. Packer is one of the leading experts in the treatment of heart failure and has been instrumental in the introduction of a number of new treatments. He is the author of more than 200 papers, serves on the editorial boards of numerous major medical journals and is currently on the executive committee of both the American Heart Association and the American College of Cardiology and is the past-President of the Heart Failure Society of America. Dr. Packer is also a primary consultant to the National Institutes of Health (NIH) and the Food and Drug Administration (FDA) on the management of heart failure and on matters related to cardiovascular research and drug development and health care policy.
    Dr. Packer stated, "Physicians treating heart failure are in need of a prognostic tool that helps them indicate which patient is at greatest risk for death or hospitalization. The PREDICT trial indicates that ICG variables may be able to identify patients at highest or lowest risk of a heart failure event during the 14 days following testing -- and when included together with other clinical variables -- may improve the short-term predictive power of the clinical assessments currently in routine use."
    "The excellent results from PREDICT are a key milestone for CardioDynamics' ICG to the medical community. The data from this study illustrate the clinical importance of our technology in the treatment of heart failure," stated Michael K. Perry, CardioDynamics' Chief Executive Officer. "There are nearly five million Americans currently living with heart failure and 550,000 new cases of heart failure diagnosed each year. As the older population increases over the next few decades, so will the number of people living with heart failure. At this time, heart failure can be managed but not cured -- about two-thirds of all patients die within five years of diagnosis. We will continue to work with the research and clinical communities to demonstrate how our patented technology can help physicians in the early detection and improved treatment of this deadly disease."

    About CardioDynamics:

    CardioDynamics (Nasdaq:CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company's BioZ Systems are being used by leading physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. The worldwide market potential for BioZ products is estimated to be $5 billion and an additional $800 million in recurring annual revenue for sensors. For additional information or to request an investor package, please refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement:

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the Company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2003 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.


    CONTACT: CardioDynamics
             Bonnie Ortega, Investor Relations
             888-522-2342, Ext. 1005
             bortega@cardiodynamics.com
                     or
             Irene Paigah, Media Relations
             888-522-2342, Ext. 1012
             ipaigah@cardiodynamics.com